Exhibit 10.BB
RESTRICTED STOCK AGREEMENT

GRANTED TO		NUMBER OF SHARES

Employee Name		###

GRANT DATE	STOCK PRICE	RESTRICTION PERIOD ENDS ON:

dd/mm/yyyy	Closing Price on Grant Date	### Shares – dd/mm/yyyy
### Shares – dd/mm/yyyy
JOHNSON CONTROLS, INC.
RESTRICTED STOCK PLAN
This certifies that on January 3, 2006, Johnson Controls, Inc., shall grant a Restricted Stock Award as indicated above, upon the terms and conditions in this Agreement and the terms of the Restricted Stock Plan dated October 1, 2001, and amended January 28, 2004, which terms the Participant accepts.
Johnson Controls, Inc., a Wisconsin corporation, has its principal office in Milwaukee, Wisconsin, (the “Company”). The Restricted Stock Plan (the “Plan”) was adopted October 1, 2001, to allow Restricted Shares or Restricted Share Units of the Company’s common stock (“Shares”) to be granted to certain key employees of the Company or any Subsidiary, as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended (“Subsidiary”).
The individual named in this agreement (the “Participant”) is a key employee of the Company or a Subsidiary, and the Company desires the Participant to remain in such employ by providing the Participant with a means to increase his/her proprietary interest in the Company’s success. The Plan and this Agreement shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). If at any time the Committee shall not be in existence, the Board shall administer the Plan and this Agreement and each reference to the Committee herein shall be deemed to include the Board.

The parties mutually agree as follows:
1.	Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been delivered to the Participant and made a part hereof, and this Agreement, the Company grants to the Participant an award of Restricted Shares on the date and with respect to the number of Shares specified above. The Participant may elect, prior to or within thirty (30) days after the grant date, to convert the Award, in whole or in part, to Restricted Share Units. If the Participant fails to make an election, the Award shall remain in the form of Restricted Shares. Any capitalized terms not defined in this Agreement will have the meanings provided in the Plan.

2.	Restricted Shares. If the Award is in the form of Restricted Shares, the Restricted shares are subject to the following provisions:

Restriction Period. The Company will hold the Restricted Shares in escrow for the Restriction Period. During this period, the Participant may not sell, transfer, pledge, assign or otherwise use these Restricted Shares, and the Restricted Shares shall be subject to forfeiture as provided in Section 4.

Restricted Shares will be held in a book entry share position while in escrow, subject to the transfer restrictions and risk of forfeiture.
a)	Removal of Restrictions. Restricted Shares that have not been forfeited shall become available to the Participant after the last day of the Restriction Period. Once the Shares are released, the restrictions shall be removed from the Participant’s book entry share position.

b)	Voting Rights. During the Restriction Period, the Participant may exercise full voting rights with respect to the Restricted Shares.

c)	Dividends and Other Distributions. Any dividends or other distributions paid or delivered with respect to Restricted Shares will be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Shares to which they relate. All dividends or other distributions paid or delivered with respect to Restricted Shares during the Restriction Period (other than dividends or other distributions payable in Shares) shall be allocated to a Share Unit account under the Deferred Compensation Plan. Dividends or distributions payable in shares will be held in a book entry share position as Restricted Shares.

d)	Payment of Dividends. The value of the Participant’s Share Unit account as to which the Restriction Period has lapsed shall be paid to the Participant (or his beneficiary).
3.	Restricted Share Units. If the Participant elects to convert all or part of this Award to Restricted Share Units, the Restricted Share Units are subject to the following terms:
a)	Establishment of Account. The Company shall establish a bookkeeping account under the Deferred Compensation Plan to which shall be credited the number of Restricted Share Units elected. During the Restriction Period, the Restricted Share Unit account will be subject to a risk of forfeiture as provided in Section 4.

b)	Alienation of Account. The Participant (or beneficiary) shall not have any right to assign, transfer, pledge, encumber or otherwise use the Restricted Share Unit account (including after the Restriction Period has lapsed).

c)	Dividends and Other Distributions. The Participant’s Restricted Share Unit account shall be credited for any dividends or other distributions delivered on Shares equivalent to the number of Restricted Share Units credited to such account, whether in the form of cash or in property, in accordance with the terms of the Deferred Compensation Plan. Such credit shall be subject to the same terms and conditions (including risk of forfeiture) as the Restricted Share Units to which they relate.

d)	Payment of Account. The value of the Participant’s Share Unit account as to which the Restriction Period has lapsed shall be paid to the Participant (or his beneficiary) in accordance with the terms of the Deferred Compensation Plan.
4.	Termination of Employment – Risk of Forfeiture.
a)	Retirement. If the Participant terminates employment from the Company and its Subsidiaries due to Retirement, any remaining Restriction Period shall continue as if the Participant continued in active employment. If the Participant engages in Inimical Conduct after his Retirement, as determined by the Committee, any Restricted Shares and/or Restricted Share Units still subject to a Restriction Period shall automatically be forfeited as of the date of the Committee’s determination.

b)	Death or Disability. If the Participant’s employment from the Company and its Subsidiaries terminates because of death or Total and Permanent Disability at a time when the Participant could not have been terminated for Cause, or if the Participant dies after Retirement while this Award is still subject to the Restriction Period, any remaining Restriction Period shall automatically lapse as of the date of such termination of employment or death, as applicable.

c)	Other Termination. If the Participant’s employment terminates for any reason not described above, then any Restricted Shares and/or Restricted Share Units (and all deferred dividends paid or credited thereon) still subject to the Restriction Period as of the date of such termination shall automatically be forfeited and returned to the Company. In the event of the Participant’s involuntary termination of employment by the Company or a Subsidiary for other than Cause, the Committee may waive the automatic forfeiture of any or all such Shares or Share Units (and all deferred dividends paid or credited thereon) and may add such new restrictions to such Restricted Shares or Restricted Share Units as it deems appropriate. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Committee’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.
5.	Amendment of Agreement. The Committee, subject to the provisions of the Restricted Stock Plan, may amend this award agreement.

6.	Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the issuance of Shares or the vesting and/or distribution of the Participant’s Share Unit account. The Company can withhold Shares no longer restricted, or can withhold from other cash or property payable to the Participant, in the amount needed to satisfy any withholding obligations.

The Participant may elect to tender to the Company previously acquired Shares to satisfy the minimum tax withholding obligations. The value of the Shares to be tendered is to be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is determined.

7.	Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan or any agreement between the Company and the Participant with respect to such Shares.

8.	Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company. The terms of this Agreement and the Plan shall be binding upon and inure to the benefit of the Participants, heirs, executors, administrators or legal representatives.

9.	Legal Compliance. The granting of this Award and the issuance of Shares under this Agreement shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.	Governing Law; Arbitration. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.
Arbitration will be conducted per the provisions in the Restricted Stock Plan.
This Agreement, and any documents expressly incorporated herein, contains all of the provisions applicable to the Restricted Stock Award. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
IN WITNESS WHEREOF, the Company has caused this Restricted Stock Agreement to be executed by one of its duly authorized officers, and the Participant has consented to the terms of this Agreement, as of the date of Grant specified on the front of this certificate.
JOHNSON CONTROLS, INC.
Jerome D. Okarma
Vice President, Secretary and General Counsel

Participant	Date

EMPLOYEE NAME
AMENDMENT TO RESTRICTED STOCK AGREEMENTS
     On January 3, 2006, you received an award of Restricted Stock under the Johnson Controls, Inc. Restricted Stock Plan. The Compensation Committee amended the plan to change the vesting rules for retirement. Because of this change to the plan, Section 4.a) of your Restricted Stock Agreement is amended to read as follows:
a) Retirement. If the Participant terminates employment from the Company and its Subsidiaries due to Retirement on or after the last day of the calendar year following the calendar year in which the Award of Restricted Shares or Restricted Share Units is made, any remaining Restriction Period shall continue as if the Participant continued in active employment; provided, however, that for awards granted on January 3, 2006, if the Participant terminates employment due to Retirement on or after December 31, 2006, any remaining Period of Restriction shall continue as if the Participant continued in active employment. If the Participant engages in Inimical Conduct after his Retirement, as determined by the Committee, any Restricted Shares and/or Restricted Share Units still subject to a Restriction Period shall automatically be forfeited as of the date of the Committee’s determination.
     Please sign below to acknowledge your receipt of, and agreement to, this Amendment to your Restricted Stock Agreement. Please keep the duplicate copy of this Amendment (which is attached) with your Restricted Stock Agreements in your personal records. A copy of the amended plan is enclosed.
JOHNSON CONTROLS, INC.
Its: Vice President, Secretary and
       General Counsel

PARTICIPANT:

Employee Name

Dated: